Exhibit 10.3

The undersigned hereby agrees to the surrender, cancellation and termination of his non-qualified option to purchase four million shares of the Class A Common Stock of Federal-Mogul Corporation at a price of $29.75 per share with a grant date of December 27, 2007, in consideration of the payment of $100.00 and other good and valuable consideration, the adequacy and sufficiency of which is hereby acknowledged, this 15th day of February 2008.

/s/ José Maria Alapont
José Maria Alapont

Agreed to and Accepted:

FEDERAL-MOGUL CORPORATION

By:	/s/ Vincent J. Intrieri
Name:	Vincent J. Intrieri
Title:	Chairman of the Compensation Committee